EXHIBIT 99.3
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Quarters Ended June 30, 2009 and 2008
(Unaudited; amounts in thousands except percentages)
     Unit: US$K for Amounts

	Items	6/30/2009	6/30/2008
(1)	Sales	$183,750	$218,188
(2)	Gross profit	$111,907	$129,939
(3)	Gross profit as a percent of sales	60.9%	59.6%
(4)	Consolidated Adjusted EBITDA (a)	$58,281	$76,542
(5)	Consolidated Adjusted EBITDA as a percent of sales	31.7%	35.1%
(6)	Taxes	$7,040	$3,568
(7)	Deferred income tax	$4,185	$(899)
(8)	Consolidated Net Income (a)	$31,715	$41,989
(9)	Net Income based on GAAP	$31,715	$41,989
(10)	Cash, Cash equivalents and short term investments	$552,448	$443,245
(11)	Net property, plant and equipment	$10,883	$19,993
(12)	Consolidated Working Capital (a)	$(1,416)	$32,381
(13)	Consolidated Capital Expenditures (a)	$1,018	$2,767
(14)	Consolidated Capital Expenditures as a percent of sales	0.6%	1.3%
(15)	Increase in Consolidated Working Capital	$(21,617)	$82,517

(16)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$59,697	$44,161

(a)	These are Non-GAAP financial measures. Where the measure differs from its most comparable GAAP measure, a reconciliation to the most comparable GAAP measure has been provided on the next page.

Reconciliation of Consolidated Adjusted EBITDA to Net Income based on GAAP:

	6/30/2009	6/30/2008
Net Income based on GAAP	$31,715	$41,989

Add:
Consolidated Interest Expense	$2,075	$3,851
Provisions for taxes based on income	$7,040	$3,568
Total depreciation expense	$2,426	$3,974
Total amortization expense	$15,025	$23,103
Other non-cash items reducing Net Income	$0	$57

Consolidated Adjusted EBITDA	$58,281	$76,542

Reconciliation of Consolidated Working Capital to Working Capital based on GAAP:

	6/30/2009	6/30/2008
Working Capital based on GAAP	$416,191	$339,526

Less: Cash & Cash equivalents	$(465,607)	$(355,145)
Add: Current portion of Long Term Debt	$48,000	$48,000

Consolidated Working Capital	$(1,416)	$32,381

Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.